Exhibit 10.31

AGREEMENT

This Agreement (this “Agreement”) is entered into as of March 2, 2005 by and between SES Global Satellite Leasing Limited, an Isle of Man company with offices at 15-19 Athol Street, Douglas, Isle of Man IM1 1LB (“SES”), and New Skies Satellites B.V. (“NSS”), a Dutch limited liability company with offices at Rooseveltplantsoen 4, 2517 KR, The Hague, The Netherlands.

WHEREAS, the Government of the Netherlands (the “Dutch Government”) secured rights to operate a telecommunications satellite at the 105° West orbital arc position (“105° West”) pursuant to the “NSS-12” filing (CR/C/270) (the “NSS-12 Filing”) and the “NSS-33” filing (API/A/1860, IFIC number 2445) (collectively referred to as the “NSS Filings”) made by the Dutch Government with the International Telecommunication Union (“ITU”) in accordance with the Radio Regulations of the ITU; and

WHEREAS, the Dutch Government granted NSS the exclusive right to operate a satellite at 105° West and exploit the rights afforded under the NSS Filings relating to such orbital position; and

WHEREAS, the Government of Gibraltar through the United Kingdom also secured rights under the “GIBSAT Al” filing (CR/C/443) (the “GIBSAT Filing”) it made with the ITU to operate a telecommunications satellite at 105° West using certain of the C-band frequencies overlapping with those contained in the NSS Filings (the “Overlapping Frequencies”): and

WHEREAS, SES is lawfully authorized to use the C-band assignments of the GIBSAT Filing at 105° West.

NOW THEREFORE, in consideration of the foregoing premises and the parties’ respective covenants and agreements and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

1.

(a)  NSS shall use commercially reasonable efforts (i) to cause the Dutch Government to deliver, within thirty (30) calendar days of the date of this Agreement or such longer period as the parties may agree in writing, a letter substantially in the form of Exhibit A (or a letter having substantially the same intent and effect and providing substantially the same benefit to SES) to the administration of United Kingdom in respect of 105° West (the “Coordination Letter”) and (ii) to ensure that copies of the Coordination Letter and all applicable notifications are properly delivered to and made by the Dutch Government at the ITU in a timely fashion. NSS shall provide SES with a copy of the Coordination Letter following delivery of it by the Dutch Government to the administration of the United Kingdom.

(b)  Subject to the provisions of Section 1(d) below, NSS agrees not to implement or bring in to use any of the C-band frequency assignments registered under the NSS Filings at 105° West or at an orbital position within five (5) degrees or less adjacent to 105° West which are co-frequency with those of the GIBSAT Filing, nor authorize any other person or entity to use the NSS Filings, in each case without SES’s prior written consent, which SES may withhold in its sole discretion.

(c)  Subject to the provisions of Section 1(d) below, NSS shall not object if SES or an affiliated company of SES or any entity permitted or authorized by SES brings into use the GIBSAT Filing by operating a spacecraft operating transponders using the Overlapping Frequencies at 105° West. Without prejudice to the provisions of Section 1(b), NSS will further ensure that any present or future operations and use of or authorized by NSS or any affiliate of NSS or any entity authorized by NSS with respect to any frequencies, orbital locations or ITU filings at 105° West or less than two (2) degrees adjacent to 105° West shall require the prior written consent of SES, such consent not to be unreasonably withheld or delayed. For the avoidance of doubt, the parties agree that any future operations and use of or authorized by NSS or any affiliate of NSS or any entity authorized by NSS with respect to any frequencies, orbital locations or ITU filings (other than the NSS Filings which shall be addressed by this Agreement) two (2) or more degrees adjacent to 105° West are not intended to be and shall not be addressed by this Section 1(c), but shall be addressed by the parties in accordance with the relevant international and national treaties, laws, rules, and regulations then applicable.

(d)  In the event that the Dutch Government does not deliver the Coordination Letter to the administration of the United Kingdom within the 30-day time period or such longer agreed period as described in Section l(a) (i) above, then this Agreement shall be deemed terminated and shall have no further force and effect unless renewed and extended by mutual consent of the parties; provided, however, that the obligations in Sections 10, 11,12 and 14 hereof shall survive any such termination.

2.                                                               In consideration of NSS’ performance of this Agreement, within ten (10) business days following the delivery by the Dutch Government to the administration of United Kingdom of the Coordination Letter described in Section l(a) (i) above, SES shall pay to NSS by wire transfer the sum of Ten Million United States Dollars (US$10,000,000.00) to the following account:

Account Name:	New Skies Satellites BV
Account Number	52.73.52.993
Bank:	ABN AMRO Bank NV
Address:	Gustav Mahlerlaan 10,
1000 EA Amsterdam
The Netherlands
SWIFT:	ABNANL2A

SES shall procure the delivery of a letter addressed from SES Global S.A. to NSS in the form attached as Exhibit B and dated as of the date of this Agreement providing assurances of the performance of SES’ obligations hereunder.

3.                                                               NSS hereby represents and warrants to SES that:

(a)  It has the right, power and authority to enter into and perform its obligations under this Agreement;

(b)  The execution, delivery and performance by NSS of this Agreement has been duly and validly authorized, and no additional corporate authorization or consent is required in connection with the execution, delivery and performance by NSS of this Agreement, and this Agreement constitutes a valid and legally binding obligation of NSS, enforceable in accordance with its terms;

(c)  The fulfillment of its obligations will not constitute a material violation of any existing applicable laws of any governmental entity or contract to which it is subject;

(d)  The statements concerning NSS and the NSS Filings in the Whereas clauses above are true and accurate; and

(e)  It has not granted any rights or incurred any obligations to act or refrain from acting in connection with 105° West or the NSS Filings.

4.                                                               SES hereby represents and warrants to NSS that:

(a)  It has the right, power and authority to enter into and perform its obligations under this Agreement;

(b)  The execution, delivery and performance by SES of this Agreement has been duly and validly authorized, and no additional corporate authorization or consent is required in connection with the execution, delivery and performance by SES of this Agreement, and this Agreement constitutes a valid and legally binding obligation of SES, enforceable in accordance with its terms;

(c)  The fulfillment of its obligations will not constitute a material violation of any existing applicable laws of any governmental entity or contract to which it is subject; and

(d)  The statements concerning SES and the GIBSAT Filing in the Whereas clauses above are true and accurate.

5.  Without prejudice to either party’s other rights and remedies, if either party fails to comply with its obligations under this Agreement, then the other party shall be entitled to the remedy of specific performance or other equitable relief against the non-complying party, without the necessity of posting a bond, and without the necessity of establishing the inadequacy of any remedy at law. Subject to the limitations set forth in Section 11 below, if either party breaches its obligations hereunder, then the non-breaching party shall also be entitled to exercise all rights available to it under law or in equity.

6.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof.

7.  Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, that either party (i) may assign, pledge and grant a security interest in its right, title and interest, in, to and under this Agreement and its rights hereunder as collateral security for any present or future indebtedness, and (ii) may assign its rights and obligations without consent to any entity that acquires all or substantially all of such party’s assets or otherwise succeeds to such party’s interests by way of merger, acquisition or other strategic transaction, and (iii) may assign its rights and obligations without consent to any entity that is an affiliate of that party capable of exercising such rights and performing such obligations.

8.  This Agreement may not be amended or modified except by an instrument in writing signed by each of the parties hereto.

9.  Failure or delay by any party to this Agreement in exercising any right or remedy of that party under this Agreement shall not operate as a waiver of such right or remedy, nor shall any single or partial exercise of any right or remedy preclude any other or future exercise of such right or remedy or the exercise of any other right or remedy. Any waiver of a breach of, or a default under, any of the terms of this Agreement shall not be deemed a waiver of any subsequent breach or default, and shall in no way affect the other terms of this Agreement.

10.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF ENGLAND AND WALES, AND SUCH LAWS SHALL APPLY TO ANY DISPUTES OR CONTROVERSIES ARISING HEREUNDER. EACH PARTY HERETO AGREES THAT IT SHALL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTAINED IN OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN TORT OR CONTRACT OR AT LAW OR IN EQUITY, EXCLUSIVELY IN THE COURTS OF ENGLAND (THE “CHOSEN COURT”) AND (I) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURT, (II) WAIVES ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION OR PROCEEDING IN THE CHOSEN COURT, (III) WAIVES ANY OBJECTION THAT THE CHOSEN COURT IS AN INCONVENIENT FORUM OR DOES NOT HAVE JURISDICTION OVER ANY PARTY HERETO, AND (IV) AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH SECTION 12 OF THIS AGREEMENT.

11.  Limitation of Liability. Notwithstanding anything else herein to the contrary, in no event will either party be liable for any incidental, consequential or special damages or loss of revenues, whether foreseeable or not, occasioned by any default by such party hereunder or any other cause. In no event will either party be liable for any direct damages in excess of US$ 10,000,000.00 (plus, as determined by any applicable court, applicable interest, legal costs and attorneys fees) as a result of any default hereunder or any other cause unless as a result of such party’s willful breach of its obligations set forth herein. The parties expressly acknowledge and agree that no claims may be made for breach hereunder unless such claims relate to breaches occurring before December 31, 2007.

12.  Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by telecopier, provided that the telecopy is promptly confirmed by telephone confirmation thereof, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such party:

To NSS:

New Skies Satellites B.V.
Rooseveltplantsoen 4
2517KR The Hague
The Netherlands
Attention:  General Counsel
Facsimile No.: +31-70 306 4101

To SES:

SES Global Satellite Leasing Limited

15-19 Athol Street,

Douglas,

Isle of Man IM1 1LB Attention: Company Secretary

Facsimile No.: +44 1624 638333

13.  If any term, provision, covenant or condition of this Agreement, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable (in whole or in part) for any reason, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Agreement had been executed with the invalid or unenforceable portion eliminated, provided that this Agreement as so modified or as further modified by a court shall continue to express, without material change, the original intentions of the parties as to the subject matter of this Agreement and the deletion of such portion of this Agreement, with such further modifications by a court, will not substantially impair the respective benefits or expectations of the parties to this Agreement. If any such modification or deletion would fail to express the original intentions of the parties as to the subject matter of this Agreement, it is the parties’ intention that this agreement be modified, or other actions be taken by a court or other appropriate body, to reflect such intentions, or at a minimum to restore the parties to the positions they were in prior to execution and delivery of this Agreement.

14.  Each of the parties hereby agrees that, except as may be required to comply with the requirements of all applicable laws or rules of a recognized stock exchange, no press release or similar public announcement or communication shall be made or caused to be made concerning the execution or performance of this Agreement or its contents unless specifically approved in advance by the other party hereto (which approval shall not be unreasonably withheld or delayed). In the event of disclosure required by law or rule of a recognized stock exchange, disclosure may be permitted so long as prior to any such disclosure the disclosing party provides the other party with the greatest notice permitted under the circumstances, so that the disclosing party may seek a protective order or other appropriate remedy. In any such event, the disclosing party will disclose only such information as is legally required and will exercise reasonable efforts to obtain confidential treatment for any information being disclosed.

15.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first forth above.

NEW SKIES SATELLITES B.V.	SES GLOBAL SATELLITE LEASING LIMITED

/s/ Daniel S. Goldberg	/s/ Romain Bausch
By: DANIEL S. GOLDBERG	By: ROMAIN BAUSCH
Title: CHIEF EXECUTIVE OFFICER	Title: PRESIDENT & CEO
Date: 2 MARCH 2005	Date: 2 MARCH 2005